Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 30th day of March, 2006 by and between Wayne Bos (the “Executive”) and Natrol, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive, and Executive desires to obtain employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.                                       Effective Date; Term of Employment. The Company agrees to employ Executive and Executive agrees to become an employee and perform services for the Company, upon the terms and conditions hereinafter set forth. Executive’s employment pursuant to this Agreement shall be “at will,” meaning that either Executive or the Company may terminate Executive’s employment relationship at any time, for any reason, with or without prior notice.

2.                                       Duties; Extent of Service.

(a)                                  During Executive’s employment under this Agreement, Executive shall serve as an employee of the Company with the title and position of Chief Executive Officer and President, reporting to the Board of Directors of the Company. Executive hereby accepts such employment, agrees to serve the Company in the capacities indicated, and agrees to use Executive’s best efforts in, and shall devote Executive’s full working time, attention, skill and energies to, the advancement of the interests of the Company and its subsidiaries and the performance of Executive’s duties and responsibilities hereunder. Executive confirms that he is not subject to any agreement or obligations that would conflict with his employment by the Company hereunder as of the Effective Date.

(b)                                 Without limitation of Section 2(a) above, Executive shall not be required to spend more than 180 days in any calendar year in the United States of America as he has substantial responsibilities for the Company’s operations outside of the United States.

3.                                       Salary and Bonus.

(a)                                  During Executive’s employment under this Agreement, the Company shall pay Executive a base salary, which initially shall be paid at a rate of $600,000 per annum and shall be payable in periodic installments in accordance with the Company’s usual payroll practice for executive officers of the Company as in effect from time to time.

(b)                                 Executive shall be eligible to receive a bonus based upon the Company’s bonus compensation plan as approved annually by the Board of Directors (each, a “Bonus”). Each Bonus shall be subject to applicable withholding and shall be paid to Executive at such time as the Company pays bonuses to its employees generally, provided Executive must be employed by the Company on December 31 of a given year in order to receive a Bonus for such year (or portion thereof).

4.                                       Benefits.

(a)                                  During Executive’s employment under this Agreement, Executive shall be eligible to participate in any and all medical, pension, profit sharing, dental and life insurance plans and disability income plans, retirement arrangements and other employment benefits, as may be in effect from time to time for executive officers of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents (including, as applicable, provisions granting discretion to the Board of Directors of the Company or any administrative or other committee provided for therein or contemplated thereby), and (ii) generally applicable policies of the Company. Executive shall be eligible to participate in all such plans and other benefits as of the Effective Date

(b)                                 The Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive during Executive’s employment hereunder in accordance with the Company’s practices for executive officers of the Company, as in effect from time to time.

(c)                                  Compliance with the provisions of this Section 4 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any of its affiliates with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the Effective Date or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the Effective Date.

5.                                       Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail (return receipt requested) as follows:

To the Company:	Natrol, Inc.
21411 Prairie Street
Chatsworth, California 91311
Attention: General Counsel
Facsimile No.: (818) 739-6032

To Executive:	Wayne M. Bos
47 Corringham Road
London NW 11 7BS
United Kingdom

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

6.                                       Severability. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable, it shall be interpreted so as to be enforceable to the maximum extent possible, all as determined by such court in such action. The existence of any claim or cause of action which Executive may have against the Company or any of its subsidiaries or affiliates shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement.

7.                                       Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of California, without consideration of its choice of law provisions, and shall not be amended, modified or discharged in whole or in part except by an agreement in writing signed by both of the parties hereto. Executive will also concurrently execute the Company’s standard from “Agreement to Arbitrate,” which shall be incorporated by reference herein and supplements this Agreement.

The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale and may not be assigned by Executive. This Agreement supersedes and terminates all prior understandings and agreements between the parties (or their predecessors) relating to the subject matter hereof. For purposes of this Agreement, the term “person” means an individual, corporation, partnership, association, trust or any unincorporated organization; a “subsidiary” means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person; and an “affiliate” of a person shall mean, with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement under seal as of the date first set forth above.

NATROL, INC.

By:	/s/ Elliott Balbert
Name: Elliott Balbert
Title: Executive Chairman

EXECUTIVE:

/s/ Wayne Bos
Wayne Bos